Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-4 of Stratasys Ltd. of our report dated March 3, 2023 relating to the financial statements of Stratasys Ltd. and the effectiveness of internal control over financial reporting, which appears in Stratasys Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2022.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman

Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
August 23, 2023